Contact:	Bohn H. Crain
Chief Executive Officer
Radiant Logistics, Inc.
(425) 943-4599

RADIANT POSTS REVENUES OF $26.5 MILLION
IN ITS FIRST SIX MONTHS OF LOGISTICS OPERATIONS

Efforts to Expand Agent Network Expected to Drive Organic Growth

BELLEVUE, WA, October 12, 2006 - Radiant Logistics, Inc. (OTC BB: RLGT), a domestic and international freight forwarding and logistics services company today reported, financial results for the three months and six months ended June 30, 2006.

For the three months ended June 30, 2006, Radiant reported net income of $98,000 on $14.7 million of revenues, or $0.00 per basic and fully diluted share. For the three months ended June 30, 2005, when it remained in the development stage, the Company reported no revenues and a net loss of $9,000.

The Company also reported adjusted EBITDA (earnings before interest, taxes, depreciation amortization) of $430,000 for the three months ended June 30, 2006, compared to an adjusted EBITDA loss of $8,000 for the comparable prior year period. A reconciliation of our adjusted EBITDA to the most directly comparable GAAP measure appears at the end of this release.

For the six months ended June 30, 2006, Radiant reported net income of $71,000 on $26.5 million of revenues, or $0.00 per basic and fully diluted share. For the six months ended June 30, 2005, when it remained in the development stage, the Company reported no revenues and a net loss of $23,000.

The Company also reported adjusted EBITDA (earnings before interest, taxes, depreciation amortization) of $552,000 for the six months ended June 30, 2006, compared to an adjusted EBITDA loss of $22,000 for the comparable prior year period.

Radiant completed its platform acquisition effective January 1, 2006, when it purchased Airgroup Corporation (“Airgroup”), a Seattle, Washington-based, company providing a full range of domestic and international freight forwarding services. Founded in 1987, Airgroup services a diversified account base including manufacturers, distributors and retailers through its extensive network of exclusive agent offices across North America.

The Company has also provided additional prior period analysis using pro forma results of operations presented as if Radiant had acquired Airgroup as of July 1, 2004. This analysis is included on the Company’s Form 10-K/T for the period January 1, 2006 though June 30, 2006 and filed October 12, 2006. The Form 10-K/T was filed to reflect a change in the Company’s fiscal year end from December 31 to June 30 in order to conform to the June 30 fiscal year of its principal operating subsidiary, Airgroup.

“Radiant delivered another solid quarter with $14.7 million in revenue and $430,000 in adjusted EBITDA for the three months ended June 30,” said Bohn Crain, Chairman and CEO. “In a short six months we have made significant progress in positioning the Company for future growth and we are pleased with the positive trend in revenue growth and profitability. We plan to build on this early success through a combination of organic growth and acquisition initiatives that should continue to build on the great platform that we enjoy through our acquisition of Airgroup. We recently announced expansions in our network of exclusive agent offices with new logistics operations in Seattle, Los Angeles and Long Beach. We are also in conversations with a select number of additional candidates that, over time, could bring significant incremental organic growth to our platform. On the acquisition front, we continue to explore opportunities to enhance our international freight forwarding and global logistics capabilities. We will continue to execute our strategy with a focus on profitable growth, integration and productivity improvement. Through this disciplined approach we believe we will continue to build a world class global logistics enterprise, creating significant value for our shareholders and customers along the way.”

Supplemental Pro Forma Information

We believe that supplemental disclosure of our adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization adjusted for stock-based compensation and other non-cash costs is a useful measure for investors because it eliminates the effect of certain non-cash costs and provides an important metric for our business. A reconciliation of adjusted EBITDA amounts to the most directly comparable GAAP measure for the three and six months ended June 30, 2006 and 2005 is shown below:

(Amounts in 000’s)	Three months ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
Net income (loss)	$98	(9)	$71	$(23)

Depreciation and amortization	217	-	423	-
Interest expense, net	9	1	11	1
Income tax expense (benefit)	63	-	(39)	-

EBITDA	387	(8)	466	(22)
Stock-based compensation	43		86	-

Adjusted EBITDA	$430	$(8)	$552	$(22)

This supplemental pro forma financial information is presented for informational purposes only and is not a substitute for the historical financial information presented in accordance with accounting principles generally accepted in the United States.

Investor Conference Call

Radiant will host a conference call for shareholders and the investing community on Tuesday October 17, 2006 at 9:00am, ET to discuss the contents of the release. The call can be accessed by dialing (877) 407-8031, or (201) 689-8031 for international participants, and is expected to last approximately 30 minutes. Callers are requested to dial in 5 minutes before the start of the call. An audio replay will be available for one week after the teleconference by dialing (877) 660-6853, or (201) 612-7415 for international callers, and using account number 286 and conference ID number 216995.

About Radiant Logistics (OTC BB: RLGT)
Radiant Logistics (www.radiant-logistics.com) is executing a strategy to build a global transportation and supply chain management company through organic growth and the strategic acquisition of regional best-of-breed non-asset based transportation and logistics providers to offer its customers domestic and international freight forwarding and an expanding array of value added supply chain management services, including order fulfillment, inventory management and warehousing. For more information about Radiant Logistics, please contact Bohn Crain at (425) 943-4599.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future operating performance, events, trends and plans. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. While it is impossible to identify all of the factors that may cause our actual operating performance, events, trends or plans to differ materially from those set forth in such forward looking statements, such factors include, but are not limited to: (i) our assumption that the post-closing level of operations of Airgroup will remain consistent with or exceed its historic level of operations; (ii) our ability to use Airgroup as a “platform” upon which we can build a profitable global transportation and supply-chain management company;(iii) our ability to identify and secure sufficient financing to complete other acquisitions, as well as those other factors disclosed in our filings with Securities and Exchange Commission and other public documents and press releases which can be found on our web-site (www.radiant-logistics.com). Readers are cautioned not to place undue reliance on our forward- looking statements, as they speak only as of the date made. Such statements are not guarantees of future performance or events and we undertake no obligation to disclose any revision to these forward- looking statement to reflect events or circumstances occurring after the date hereof.

RADIANT LOGISTICS, INC.
(f/k/a Golf Two, Inc.)
Consolidated Balance Sheets
(UNAUDITED)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets -
Cash and cash equivalents	$510,970	$5,266,451
Accounts receivable, net of allowance June, 30 2006: $203,000, June 30, 2005: $0, December 31, 2005: $0	8,487,899	-
Current portion of employee loan receivables and other Receivables	40,329	25,055
Prepaid expenses and other current assets	93,087	-
Deferred tax asset	277,417	-
Total current assets	9,409,702	5,291,506

Goodwill and acquired intangibles, net	7,113,662	-
Furniture and equipment, net	258,119	-
Employee loan receivable	120,000	-
Investment in real estate	40,000	-
Deposits and other assets	103,376	15,907
	$17,044,859	$5,307,413

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities -
Accounts payable	$4,096,538	$-
Accrued transportation costs	1,501,374	-
Commissions payable	429,312	-
Other accrued costs	303,323	148,388
Income taxes payable	1,093,996	-
Total current liabilities	7,424,543	148,388

Long term debt	2,469,936	-
Deferred tax liability	816,544	-
Total liabilities	10,711,023	148,388

Commitments & contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value, 50,000,000 shares authorized: June 30, 2006 - 33,611,639 issued and outstanding; June 30, 2005 - 7,418,336 issued and outstanding; December 31, 2005 - 31,135,849 issued and outstanding	15,067	12,590
Additional paid-in capital	6,590,355	5,488,707
Accumulated deficit	(271,586)	(342,272)
Total Stockholders’ equity (deficit)	6,333,836	5,159,025
	$17,044,859	$5,307,413

RADIANT LOGISTICS, INC.
(f/k/a Golf Two, Inc.)
Consolidated Statements of Income (Operations)
(UNAUDITED)

	THREE MONTHS ENDED JUNE 30,			SIX MONTHS ENDED JUNE 30,
	2006	2005		2006	2005

Revenue	$14,626,332		$-	$26,469,049		$-
Cost of transportation	9,486,259		-	16,965,966		-
Net revenues	5,140,073		-	9,503,083		-

Agent Commissions	3,839,654		-	7,037,363		-
Personnel costs	515,362		-	1,154,449		-
Selling, general and administrative expenses	395,383		8,051	842,391		21,881
Depreciation and amortization	217,362		-	423,465		-
Total operating expenses	4,967,761		8,051	9,457,668		21,881

Income (loss) from operations	172,312		(8,051)	45,415		(21,881)

Other income (expense):
Interest income	3,334		-	14,800		-
Interest expense	(12,527)		(500)	(25,851)		(1,000)
Other	(2,773)		-	(2,773)		-
Total other income (expense)	(11,966)		(500)	(13,824)		(1,000)

Income (loss) before income tax expense (benefit)	160,346		(8,551)	31,591		(22,811)

Income tax (benefit)	62,550		-	(39,095)		-

Net income (loss)	$97,796	$	$ (8,551)	$70,686	$	$ (22,811)

Net income (loss) per common share - basic and diluted	$-		$-	$-		$-

Weighted average shares outstanding:
Basic shares	33,611,639		25,964,176	33,185,665		25,964,176
Diluted share	35,036,639		25,964,176	34,584,836		25,964,176

RADIANT LOGISTICS, INC.
Reconciliation of EBITDA to Net Income and Net Cash Provided By (Used In) Operating Activities
(UNAUDITED)

As used in this report, adjusted EBITDA means earnings before interest, income taxes, depreciation and amortization adjusted for stock-based compensation and other non-cash costs. We believe that adjusted EBITDA, as presented, represents a useful method of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash charges. Adjusted EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that although securities analysts frequently use EBITDA in their evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by (used in) operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with accounting principles generally accepted in the United States of America.

The following is a reconciliation of adjusted EBITDA to both net income and cash flow provided by (used in) operating activities:

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2006	2005	2006	2005

Adjusted EBITDA	$429,710	$(8,051)	$551,726	$(21,881)
Stock-based compensation	42,809	-	85,619	-
EBITDA	386,901	(8,051)	466,107	(21,881)

Depreciation and amortization	217,362	-	423,465	-
Interest income, net of interest expense	9,193	500	11,051	1,000
Income tax expense (benefit)	62,550	-	(39,095)	-
Net income	97,796	(8,551)	70,686	(22,881)

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
Non-cash contribution to capital (rent)	-	300	-	600
Non-cash compensation expense (stock options)	42,809	-	85,619	-
amortization of intangibles	170,200	-	340,400	-
depreciation and amortization	47,162	-	83,065	-
amortization of deferred tax liability	(57,867)	-	(115,735)	-
provision for doubtful accounts	(135,000)	-	-	-
change in fair value of accounts receivable	225,271	-	225,271	-

CHANGE IN OPERATING ASSETS AND LIABILITIES:
accounts receivable	(1,730,640)	-	1,739	-
employee receivable and other receivables	9,201	-	12,230	-
prepaid expenses and other current assets	(53,223)	-	(116,446)	-
accounts payable	(285,199)	-	(2,590,831)	-
accrued transportation costs	439,012	-	1,501,374	-
commissions payable	521,286	-	9,280	-
other current liabilities	(232,688)	(3,247)	(182,677)	1,000
income tax payable	219,845	-	(298,388)	-
Total adjustments	(819,831)	(2,947)	1,045,099	1,600
Net cash provided by (used for)
operating activities	$(722,035)	$(11,498)	$(974,413)	$(21,281)